EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Interim Chief Financial Officer		(212) 836-9608
(561) 912-8270		dsullivan@equityny.com
tony.puleo@bxgcorp.com	Adam Prior
(212) 836-9606
aprior@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS RECORD 2005 FIRST QUARTER FINANCIAL RESULTS

Q1 2005 Highlights Versus Q1 2004

●	Net income increased 37.4% to $6.5 million, or $.21 per diluted share
●	Bluegreen Resorts sales up 23.5% to $65.6 million
●	Bluegreen Communities sales rose 16.1% to $38.4 million
●	Book value increased to $8.98 at March 31, 2005 from $8.76 at December 31, 2004

Boca Raton, FL – April 26, 2005 – Bluegreen Corporation (NYSE: BXG), a leading provider of leisure products and lifestyle choices, today announced financial results for the first quarter ended March 31, 2005 (see attached tables).

George F. Donovan, President and Chief Executive Officer of Bluegreen®, commented, “We are pleased with our financial results for the first quarter of 2005, which reflected same-Resort growth at many of our timeshare properties, a solid performance from our new off-site Resort sales offices and continued profitability at our Communities business.”

Net income for the first quarter of 2005 increased 37.4% to $6.5 million, or $.21 per diluted share, on approximately 31.3 million weighted average common and common equivalent shares outstanding (“shares outstanding”), compared to net income of $4.7 million, or $.17 per diluted share, on approximately 30.3 million shares outstanding for the first quarter of 2004.

Total sales increased 20.7% to $104.0 million from $86.2 million in the same period last year, reflecting higher sales at both the Resorts and Communities business segments. Total operating revenues rose 21.4% to $130.0 million from $107.1 million in the first quarter of 2004. This increase was due to higher total sales of real estate, a 33.1% rise in other resort and communities operations revenue, and a 30.3% rise in interest income. These increases were offset by a 39.5% decrease in gain on sale of notes receivable, due primarily to increases in the related cost of funds and other relevant variables in the first quarter of 2005 as compared to the prior year period.

Bluegreen Resorts

Resorts sales in the first quarter of 2005 increased 23.5% to a first quarter record $65.6 million from $53.1 million in the same period last year. This increase was primarily attributable to double-digit same-Resort sales increases at many of the Company’s sales offices, most notably at The Fountains™ Resort in Orlando, FL, but also at Grande Villas at World Golf Village® in St. Augustine, FL; MountainLoft™ in Gatlinburg, TN; Mountain Run at Boyne™ in Boyne, MI; Shore Crest® Vacation Villas in

Myrtle Beach, SC; and Christmas Mountain Village® in Wisconsin Dells, WI. New sales sites in Dallas, TX and The Hammocks at Marathon™ in Marathon, FL also contributed to higher sales during the first quarter of 2005.

Resort cost of sales declined slightly to 20.1% of sales from 20.4% in the same period last year, reflecting a favorable product mix. Lower cost of sales during the 2005 quarter was primarily due to the additional construction of units and consequently increased sales of vacation ownership interests in The Fountains Resort, which has a relatively low associated product cost. As previously disclosed, resort cost of sales has more typically ranged from 23% to 25%, and Bluegreen expects that it will be at that level in the future.

Mr. Donovan noted that Bluegreen is continuing to develop or acquire new Resort properties in order to satisfy anticipated sales growth in 2005, including:

•

the purchase of 80 acres of land in Gatlinburg, Tennessee to further expand Bluegreen’s vacation ownership presence in the Smoky Mountain region. Bluegreen expects to construct a minimum of 250 vacation ownership units and additional amenities on this tract of land, which is adjacent to its MountainLoft™ Resort. Phase I construction will include the development of 3, 5-story mid-rise villas (60 vacation ownership units), which are expected to be completed in the first half of 2006, and 54 cabins (114 vacation ownership units), which are expected to be completed in the beginning of 2007. Sales through the Bluegreen Vacation Club® are expected to begin in 2006.

•

the purchase of a 4-acre tract of land adjacent to the Harbour Lights™ resort in Myrtle Beach, South Carolina. The Company has commenced construction of a 3-story, 12-unit vacation ownership residence, which should be completed by the end of 2005. Sales through the Bluegreen Vacation Club® are expected to commence in 2006. Bluegreen can also construct additional vacation ownership units on this property in the future.

Bluegreen Communities

Communities sales in the first quarter of 2005 increased 16.1% to a first quarter record $38.4 million from $33.0 million in the same period last year. This increase was due primarily to strong same-site sales at Sanctuary Cove at St. Andrews Sound™, a Bluegreen Golf Community located among Georgia’s Golden Isles; Traditions at Braselton™, a Bluegreen Golf Community in Braselton, GA; and Mountain Springs Ranch™, in the Texas Hill Country. Strong sales were also generated at Chapel Ridge™, a Bluegreen Golf Community in Chatham County, NC that commenced sales in July 2004, and SugarTree on the Brazos located near Fort Worth, TX, which commenced sales in January 2005.

As previously announced, because of the significant sales achieved in the Communities segment during 2004 and in the 2005 quarter, several of the Company’s properties substantially sold out either during or prior to the first quarter of 2005. Others are expected to sell out earlier in 2005 than previously forecasted. Bluegreen Communities is currently exploring the acquisition of several properties in markets where it currently conducts business and in new regions of the country in order to replace these sold-out projects.

Communities cost of sales declined to 51.3% from 55.6% in the same period last year, due primarily to a higher percentage of total Communities sales being comprised of golf properties, which generally have higher associated gross margins.

As of March 31, 2005, approximately $37.2 million and $15.4 million of Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the projects.

FINANCIAL METRICS

Total positive net interest spread (interest income less interest expense) was $3.3 million in the first quarter of 2005 as compared to $1.0 million in the first quarter of 2004. Interest income increased primarily as a result of a higher average portfolio of vacation ownership notes receivable during the first quarter of 2005 compared to the same period one year ago, while interest expense declined primarily as a result of lower average debt outstanding and more interest being capitalized due to increased construction activity.

Selling, general and administrative expenses (“S,G&A”) as a percentage of total sales increased to 59.6% from 59.0% in the first quarter of 2004 in connection with the additional costs of implementing the requirements associated with the Sarbanes-Oxley Act of 2002, and higher IT expenses. S,G&A as a percentage of total operating revenues was 47.7% in the first quarter of 2005 compared to 47.4% in the first quarter of 2004.

Provision for loan losses decreased $723,000 to $147,000 for the first quarter of 2005 from $870,000 for the first quarter of 2004. Due to the sale of $44.9 million of notes receivable without recourse to Branch Banking and Trust Company in March 2005, the Company’s notes receivable balance at March 31, 2005 decreased to $107.1 million from $121.9 million at December 31, 2004, and consequently the Company’s provision for loan losses was favorably impacted. The Company’s allowance for loan losses decreased as a percentage of outstanding notes receivable to 7.2% from 7.9% at March 31, 2005 and December 31, 2004, respectively.

FINANCIAL POSITION

Bluegreen’s balance sheet at March 31, 2005 reflected a book value of $8.98 per share compared to a book value of $8.76 per share at December 31, 2004, and a debt-to-equity ratio of 0.88:1 as compared to 0.85:1 at December 31, 2004. Unrestricted cash at March 31, 2005 increased to $94.5 million, the highest level in Bluegreen’s history.

As outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Bluegreen formed a statutory business trust ("Trust") for the purpose of issuing Trust Preferred Securities ("trust preferred securities") and investing the proceeds thereof in its junior subordinated debentures. On March 15, 2005, the Trust issued $22.5 million of trust preferred securities, the proceeds of which, along with the Company’s capital contribution to the Trust, were used to purchase an identical amount of junior subordinated debentures from the Company. Interest on the junior subordinated debentures and distributions on the trust preferred securities will be payable quarterly in arrears at a fixed rate of 9.16% through March 30, 2010 and thereafter at a floating rate of 4.90% over 3-month LIBOR until March 30, 2035, when all of the principal is due. The issuance of trust preferred securities was part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. Proceeds will be used by the Company for general corporate purposes. Subject to market conditions, the Company also expects to create similar trusts and participate in other pooled trust preferred securities transactions in the future as a source of additional financing or debt repayment.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of places where people live and play. The company has approximately 4,500 employees working in two divisions: Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts markets and sells the Bluegreen Vacation Club®, a flexible points-based vacation ownership system with access to over 35 resorts and an exchange network of over 3,700 resorts and other leisure products such as cruises. During 2004, Bluegreen Resorts delivered over 140,000 unique vacation experiences to over 134,000 owners. Bluegreen Communities develops, markets and sells planned residential and golf communities predominately in the southeastern and southwestern United States. Bluegreen Communities has sold over 49,000 homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, FL, and in 2004 was ranked #67 on Forbes' list of the "The 200 Best Small Companies."

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at the Resorts business will not occur as anticipated, the Company will not be able to acquire land or identify new projects, as anticipated, for the Communities segment , sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2005 and its Quarterly Report on Form 10-Q to be filed on or about May 10, 2005.

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BLUEGREEN CORPORATION

Condensed Consolidated Income Statements

(In 000's, Except Per Share Data)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)	(Unaudited)
REVENUES:

Vacation ownership sales	$65,644	$53,147
Homesite sales	38,377	33,044

Total sales	104,021	86,191

Other resort and communities operations revenue	18,044	13,552
Interest income	6,542	5,021
Gain on sale of notes receivable	1,441	2,380

Total operating revenues	130,048	107,144

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	13,195	10,859
Homesite cost of sales	19,692	18,381

Total cost of sales	32,887	29,240
Cost of other resort and communities operations	19,636	13,545
Selling, general and administrative expense	62,033	50,817
Interest expense	3,215	3,999
Provision for loan losses	147	870
Other expense	858	201

Total operating expenses	118,776	98,672

Income before minority interest and provision for income tax	11,272	8,472
Minority interest in income of consolidated subsidiary	773	829

Income before provision for income taxes	10,499	7,643
Provision for income taxes	4,042	2,943

Net income	$6,457	$4,700

Net income per share:
Basic:	$0.21	$0.19

Diluted:	$0.21	$0.17

Weighted average number of common and common equivalent shares:
Basic	30,316	25,190

Diluted	31,294	30,319

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(in 000’s)

	March 31, 2005 (Unaudited)	December 31, 2004
ASSETS

Cash and cash equivalents (unrestricted)	$94,547	$79,142
Cash and cash equivalents (restricted)	18,399	19,396
Contracts receivable, net	41,151	28,085
Notes receivable, net	107,116	121,949
Prepaid expenses	7,381	7,810
Other assets	24,945	22,359
Inventory, net	217,709	205,213
Retained interests in notes receivable sold	80,473	72,099
Property and equipment, net	75,080	74,244
Intangible assets and goodwill	4,465	4,512

Total assets	$671,266	$634,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$11,233	$11,552
Accrued liabilities and other	49,138	44,351
Deferred income	30,396	24,235
Deferred income taxes	62,477	58,150
Receivable-backed notes payable	40,324	43,696
Lines-of-credit and notes payable	65,288	71,949
10.50% senior secured notes payable	110,000	110,000
Junior subordinated debentures	23,196	—

Total liabilities	392,052	363,933

Minority interest	6,782	6,009

Total shareholders’ equity	272,432	264,867

Total liabilities and shareholders’ equity	$671,266	$634,809